Exhibit (m)(v) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                                    EXHIBIT D
                                     to the

                                      Plan

                              MARSHALL FUNDS, INC.

                           MARSHALL EQUITY INCOME FUND
                         MARSHALL GOVERNMENT INCOME FUND
                         MARSHALL INTERMEDIATE BOND FUND

                        MARSHALL INTERNATIONAL STOCK FUND
                     MARSHALL LARGE-CAP GROWTH & INCOME FUND

                          MARSHALL MID-CAP GROWTH FUND
                           MARSHALL MID-CAP VALUE FUND

                         MARSHALL SMALL-CAP GROWTH FUND

                                 CLASS A SHARES

     This Plan is adopted by the Marshall Funds, Inc. with respect to the portfolio of the Corporation set forth above.

        In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of Marshall Equity Income Fund, Marshall Government Income Fund, Marshall Intermediate Bond Fund, Marshall International Stock Fund, Marshall Large-Cap Growth & Income Fund, Marshall Mid-Cap Growth Fund, Marshal Mid-Cap Value Fund and Marshall Small-Cap Growth Fund, portfolios of Marshall Funds, Inc., held during the month.

        Witness the due execution hereof this 1st day of December, 1998.

                                            Marshall Funds, Inc.

                                            By:/S/ JOSEPH S. MACHI

                                            Name:  Joseph S. Machi
                                            Title:  Vice President